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                                                                  EXHIBIT 99(f)

[TEXAS UTILITIES COMPANY LOGO]                              NEWS RELEASE
-------------------------------------------------------------------------------

       NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
       IN OR INTO CANADA, AUSTRALIA OR JAPAN.



                                                                   3 MARCH 1998

                            TEXAS UTILITIES COMPANY
                            -----------------------
                                   OFFER FOR
                             THE ENERGY GROUP PLC

          TEXAS UTILITIES ACQUIRES 13.9 PERCENT OF THE ENERGY GROUP

       Texas Utilities announces that it has today acquired 72,560,178 Energy Group Shares at 840 pence per share, representing approximately 13.9 per cent of the Energy Group's issued share capital.

       In conjunction with the increase in Texas Utilities' cash offer to 840 pence per Energy Group Share, Texas Utilities confirms that it would increase the value of the proposed limited share alternative to 865 pence for each Energy Group Share on the same basis as set out in the announcement dated 2 March 1998 of the Texas Utilities Offer.

       With regard to the Peabody Coal Business, Texas Utilities confirms that, contrary to suggestions otherwise, the Peabody Sale to Lehman Merchant is subject only to certain regulatory consents and, inter alia, to Texas Utilities' increased offer becoming or being declared unconditional in all respects and does not require the approval of holders of Energy Group Securities in general meeting.

       Erle Nye, Chairman and Chief Executive of Texas Utilities, said:

       "The revised offer price and these purchases not only demonstrate our commitment to acquire The Energy Group but also underline our expectation that all consents and confirmations relating to the Texas Utilities Offer and the Peabody Sale will be obtained within the normal timetable for an offer in the United Kingdom."


       Enquiries:

       TEXAS UTILITIES COMPANY
       David Anderson (Investors)                    Telephone:  +1-214-812-4641
       Joan Hunter (Press)                          Telephone:  +1-214-812-4071

       LEHMAN BROTHERS INTERNATIONAL                Telephone:  +44-171-601-0011
       Richard Collier
       Anthony Fobel

       MERRILL LYNCH INTERNATIONAL                  Telephone:  +44-171-628-1000
       Justin Dowley
       Lewis Lee
       Martin Falkner



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       MERRILL LYNCH CORPORATE BROKING           Telephone:  +44-171-772 1000
       Mike Gibson
       Stephen Robinson

       FINANCIAL DYNAMICS                        Telephone:  +44-171-831 3113
       Nick Miles
       Andrew Dowler

       The definitions set out in the announcement dated 2 March 1998 of the Texas Utilities Offer apply in this announcement. Texas Utilities' increased offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

       Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by the Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities' increased offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities' increased offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch will be acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities' increased offer in the United States.

       END